EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Parent

PVF Capital Corp.

Subsidiaries (1)	State or Other Jurisdiction of Incorporation	Percentage Ownership
Park View Federal Savings Bank	United States	100%
PVF Service Corporation	Ohio	100%
PVF Mortgage Corp.	Ohio	100%
PVF Community Development Corp.	Ohio	100%
Mid Pines Land Co.	Ohio	100%
PVF Holdings Inc.	Ohio	100%

(1)

The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in the Annual Report to Stockholders included as Exhibit 13 in this Form 10-K.